NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS MAY
COMPARABLE STORE SALES INCREASE FOUR PERCENT

PEMBROKE PINES, FL., June 1, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended May 27, 2006 comparable store sales increased four percent after increasing three percent during the corresponding four-week period last year. Total sales during the four-week period ended May 27, 2006 increased eight percent to $102,562,000 compared with $94,593,000 for the comparable four-week period last year.

Comparable store sales results for May 2006 compared to May 2005 were as follows:

•	Claire’s North America: positive mid single digits

•	Claire’s International: positive low single digits

•	Icing by Claire’s: positive high single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange, with the U.S. dollar being relatively flat in May 2006 compared to May 2005.

Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores stated that, “Our International comparable store sales remained in positive territory, delivering growth in the low single digits. Direct comparisons to last May are made somewhat difficult however due to shifts in six European holidays, one of which fell on a weekday this year versus Sunday last year when we are normally closed, and one of which will shift to June this year. Our plans for building our International jewelry inventories are progressing well and customers are responding favorably to the increased offerings in this area.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Claire’s and Icing by Claire’s each performed at or above plan during the month of May, with Icing by Claire’s delivering the stronger comparable store sales increases. We were particularly pleased with the comparable store sales gains registered at both Claire’s and Icing by Claire’s during the week preceding Mother’s Day compared to the period immediately prior to Mother’s Day last year.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
May	$102,562	$94,593	8%	4%
Year-to-Date	$414,418	$397,301	4%	3%

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of May 27, 2006, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 181 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 96 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com